Exhibit 10.04(b)

AMENDMENT TO STOCK OPTION AGREEMENTS

This AMENDMENT TO STOCK OPTION AGREEMENTS (this “Amendment”), is made and entered into as of December 4, 2023 (the “Amendment Date”), by and between Lineage Cell Therapeutics, Inc., a California corporation (the “Company”), and Dr. Gary S. Hogge, an individual (“Dr. Hogge”).

WHEREAS, the Company and Dr. Hogge previously entered into stock option agreements (collectively, the “Option Agreements”) evidencing stock options granted to Dr. Hogge (collectively, the “Options”) under either the Lineage Cell Therapeutics, Inc. 2012 Equity Incentive Plan (as amended from time to time, the “2012 Plan”) or the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “2021 Plan” and together with the 2012 Plan, the “Plans”), certain of which are described in more detail herein;

WHEREAS, effective November 30, 2023 (the “Separation Date”), Dr. Hogge’s employment with the Company as Senior Vice President, Clinical and Medical Affairs, as well as any other positions he held as an employee, officer and/or director of the Company or any of its subsidiaries or affiliates, terminated;

WHEREAS, in connection with such termination, Dr. Hogge and the Company entered into a separation, release and consulting agreement dated November 30, 2023 (the “Separation and Consulting Agreement”); and

WHEREAS, the Company and Dr. Hogge wish to amend the terms of certain of the Options and Stock Option Agreements in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Company and Dr. Hogge acknowledges and agrees as follows:

1.
Defined Terms. All capitalized terms used herein and not herein defined shall have the meanings ascribed to them, when referring to Options granted under the 2012 Plan, in the 2012 Plan, and when referring to Options granted under the 2021 Plan, in the 2021 Plan.
2.
Stock Options. The table below accurately describes each Option that is outstanding as of the Amendment Date (each, a “Subject Option” and collectively, the “Subject Options”) and the extent to which the shares subject to the applicable Subject Option are vested or unvested as of the Amendment Date; it being agreed and understood that any Option, or any other equity award, granted to Dr. Hogge prior to the Amendment Date not set forth below is terminated, expired and/or forfeited:

Grant No.	Grant Date	Type (1)	Total Granted Shares (2)	Unexercised Vested Shares	Unvested Shares
021604	03/17/2020	ISO	205,652	168,529	37,000
021605	03/17/2020	NQ	238,348	44,221	0
021681	03/15/2021	ISO	66,817	6,735	60,082
021682	03/15/2021	NQ	352,683	272,931	79,752
021738	03/10/2022	ISO	54,046	0	54,046

021739	03/10/2022	NQ	395,954	187,500	208,454
021839	03/09/2023	ISO	66,523	0	66,523
021840	03/09/2023	NQ	333,477	0	333,477
18062	02/12/2018	ISO	152,362	10,300	0
18063	02/12/2018	NQ	94,837	0	0
22855	02/13/2019	ISO	32,811	32,811	0
22856	02/13/2019	NQ	79,689	0	0

(1)	ISO means Incentive Stock Option and NQ means Non-Qualified Stock Option
(2)	Refers to the aggregate number of common shares of the Company subject to the applicable Subject Option regardless of vesting status.

3.
Post-Termination of Service Exercise Period. Notwithstanding the termination of Dr. Hogge’s Continuous Service that occurred as of the Separation Date in accordance with the Separation and Consulting Agreement, to the extent the Subject Options were vested as of the Separation Date, the Administrator has approved extensions of the time within which a percentage of the Subject Options may be exercised. Accordingly, Section 2(b)(ii) of each of the Stock Option Agreements is hereby amended to read as follows:

“(ii) 25% of the number of common shares identified in the “Unexercised Vested Shares” column of the table in Section 2 of the Amendment To Stock Option Agreements made and entered into as of December 4, 2023, by and between the Company and Participant (the “Amendment to Stock Options”) of each of the Subject Options (as such term is defined in the Amendment to Stock Options) shall expire on each of March 31, 2024, April 30, 2024, May 31, 2024 and June 30, 2024;”

For the avoidance of doubt, nothing herein shall be deemed to extend the final expiration date set forth in any Stock Option Grant Notice for any of the Subject Options.

4.
Forfeiture of Unvested Shares and Equity Awards. Notwithstanding anything to the contrary herein, the Company and Dr. Hogge agree that, as of the Separation Date, (i) all common shares identified in the “Unvested Shares” column of the table in Section 2 hereof (the “Unvested Shares”) are deemed cancelled, that the applicable Subject Option is deemed to have expired, unexercised with respect to the Unvested Shares, and from and after the Separation Date, Dr. Hogge has no right, title or interest in any Unvested Shares; and (ii) other than the Subject Options addressed in Section 2 hereof, all other equity awards granted to Dr. Hogge (including, without limitation, that certain restricted stock unit and performance stock unit granted on February 11, 2022 covering an aggregate of 52,081 common shares and 52,083 common shares, respectively) are terminated, expired and/or forfeited, and Dr. Hogge has no right, title or interest in any such equity awards.
5.
Limitation on Transactions in Common Shares.
5.1
During the period commencing on the Amendment Date and through and including June 30, 2024 (the “Lock-Up Period”), Dr. Hogge hereby agrees not to: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, otherwise dispose of or agree to dispose of, directly or indirectly, more than 20,000 common shares of the Company per calendar day (subject to adjustment in accordance with Section 5.4), (ii) make any short sale with respect to the common shares of the Company, (iii) enter into any swap or hedging or other arrangement (including any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward or any other derivative transaction or instrument, however described or defined, or other transaction) which is designed or intended to or which reasonably could be expected to lead to or result in a sale or disposition of more than 20,000 common shares of the Company per calendar day (subject to adjustment in accordance with Section 5.4), or that transfers to another, in whole or in part, any of the economic consequences of ownership of any such common shares, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than Dr. Hogge, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of such securities, in cash or otherwise; or (iv) otherwise publicly announce any intention to engage in any of the foregoing (any of the foregoing described in clauses (i) through (iv), a “Prohibited Transfer”).
5.2
If any Prohibited Transfer is made or attempted contrary to the provisions of this Amendment, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall have the right to refuse to recognize any such purported transferee of the common shares of the Company as one of its equity holders for any purpose. In order to enforce the provisions of this Section 5, the Company may impose stop-transfer instructions with respect to any common shares beneficially owned by Dr. Hogge (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.
5.3
During the Lock-Up Period, the Company shall have the right to mark each certificate or book-entry position evidencing common shares beneficially owned by Dr. Hogge with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BY AND BETWEEN THE ISSUER OF SUCH SECURITIES AND THE HOLDER OF THE SHARES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

5.4
In the event of changes in the outstanding common shares or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring during the Lock-Up Period, the 20,000 common shares referenced in Section 5.1 will be equitably adjusted as to the number of shares.
6.
Acknowledgements.
6.1
Dr. Hogge understands and agrees that to the extent any Subject Option qualified as an Incentive Stock Option, such Subject Option will cease to so qualify in accordance with applicable law;
6.2
Dr. Hogge understands and agrees that the Company will not be responsible for any adverse or unexpected tax consequences imposed by Internal Revenue Code Sections 280G, 409A or 422 or any other law or regulation, and that Dr. Hogge will be solely responsible for any tax liability imposed on Dr. Hogge as a result of this Amendment or the impact on the Options resulting from this Amendment; and
6.3
Dr. Hogge understands and agrees that neither the Plans, nor any of the Option Agreements or this Amendment imposes any obligation on the Company to continue any business relationship with the Dr. Hogge, including under the Separation and Consulting Agreement.

7.
No Other Amendments. Except as specifically modified by this Amendment, the terms of the Option Agreements are and will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the Company or Dr. Hogge under the Option Agreements.
8.
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile, DocuSign® or by email exchange of a portable document format (“pdf”) data file, where such signature shall be valid and binding with the same force and effect as if it were an original signature.
9.
Plans Controls. This Amendment is made under and subject to the provisions of the Plans.
10.
Entire Agreement. This Amendment, the Option Agreements and the Plans contain the entire understanding and agreement of the Company and Dr. Hogge concerning the subject matter hereof, and collectively supersede any other agreement or understandings, written or oral, between the parties with respect thereto.
11.
Governing Law. This Amendment and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of California without giving effect to the conflict of law principles thereof.
12.
Interpretation. The headings, titles and subtitles set forth in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except when the context requires otherwise, any reference in this Amendment to any Section or clause shall be to the Sections and clauses of this Amendment. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import in this Amendment shall be deemed in each case to refer to this Amendment as a whole and not to any particular section or other subdivision of this Amendment. The term “or” means “and/or”. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. Reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Amendment), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Amendment. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.
13.
No Presumption Against Drafting Party. Each of the parties acknowledges that it has participated jointly in the negotiation and drafting of this Amendment and has been represented by counsel, or the opportunity to be represented by counsel, in connection with this Amendment and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Amendment against the drafting party has no application and is expressly waived.
14.
Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Amendment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Amendment by Dr. Hogge and to enforce specifically the terms and provisions hereof.
15.
Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Amendment.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Amendment Date.

DR. GARY S. HOGGE /s/ Gary S. Hogge	LINEAGE CELL THERAPEUTICS, INC. /s/Brian M. Culley
Gary S. Hogge	Name: Brian M. Culley
Title: Chief Executive Officer